Exhibit 1.1
[Translation]
Articles of Incorporation of
Bayer Aktiengesellschaft
Leverkusen
As of July 11, 2006

Articles of Incorporation of Bayer Aktiengesellschaft
Section I
General Provisions
Article 1 Name and Registered Office
(1)	The name of the Company is Bayer Aktiengesellschaft.

(2)	The registered office of the Company is in Leverkusen.
Article 2 Object of the Company
(1)	The object of the Company is the manufacturing, marketing and other industrial activities or provision of services in the fields of health care, agriculture, polymers and chemicals.

(2)	The Company may undertake all business which is related to, or directly or indirectly serves, the object of the Company.

(3)	The Company may establish, acquire or take participating interests in other companies, in particular those whose objects fully or partially cover the aforementioned areas. It may bring companies in which it holds participating interests under its uniform control, or confine itself to the administration thereof. It may transfer their operations in full or in part to newly established or existing subsidiaries.
Article 3 Fiscal Year, Notices, Place of Jurisdiction
(1)	The fiscal year shall be the calendar year.

(2)	Notices of the Company are published in the electronic Gazette of the Federal Republic of Germany (elektronischer Bundesanzeiger).

(3)	The place of jurisdiction for all disputes between the Company and stockholders shall be the location of the Company’s registered office. Foreign courts shall have no jurisdiction with respect to such disputes.

Section II
Capital Stock and Shares
Article 4 Capital Stock
(1)	The capital stock amounts to €1,956,715,315,315.20 and is divided into 764,341,920 bearer shares (no-par shares).

(2)	With approval of the Supervisory Board and until April 27, 2011, the Board of Management is authorized to increase the Capital Stock in one or more installments by issuing new bearer non-par stock by up to a total amount of Euro 465,000,000.00. The issue of new bearer non-par stock may take place in exchange for cash and/or contributions in kind whereby a capital increase in exchange for contributions in kind may only take place for a total amount of up to Euro 370,000,000.00 (Authorized Capital I). In such cases, the stockholders shall be granted subscription rights. Subject to the approval of the Supervisory Board, the Board of Management shall however be authorized to exclude the subscription right of stockholders for any excess shares remaining after rights have been allocated (fractional amounts) and be authorized to exclude subscription rights to the extent necessary to grant subscription rights for new stock to holders of bonds issued by the Company or its group companies having conversion rights or attached warrants or obligatory conversion rights to the extent bondholders were entitled to subscription rights upon exercise of their conversion right or warrant or obligatory conversion right. Moreover, the Board of Management shall be authorized subject to the approval of the Supervisory Board to exclude subscription rights if the increase in capital is in exchange for contributions in kind for purposes of acquiring companies, parts of companies, or participations in companies or other assets. Subject to the approval of the Supervisory Board, the Board of Management shall determine the rights to be embodied in such new shares and their conditions of issuance including the issue price.

(3)	The Board of Management is authorized to increase capital up to a total amount of Euro 98,960,000.00 in one or more installments until April 27, 2011 with approval of the Supervisory Board by issuance of new bearer non-par stock in exchange for cash contributions (Authorized Capital II). In such case, the stockholders shall be granted subscription rights. In case of singular or repeated exercise of the Authorized Capital II and with approval of the Supervisory Board, the Board of Management is however authorized to exclude subscription rights of the stockholders in an amount of the capital increase not exceeding 10 % of the capital stock existing at the time this authorization becomes effective and existing at the time this authorization is exercised for purposes of issuing new stock in exchange for cash contributions at an issue price not materially below the market price of the Company’s stock already listed on the stock exchange at the time the issue price is finally determined. Stock which was acquired on the basis of an authorization of the Stockholders’ Meeting and is sold pursuant to § 71 (1) No. 8 sentence 5 of the German Stock Corporation Act (Aktiengesetz) in conjunction with § 186 (3) sentence 4 of the German Stock Corporation Act (Aktiengesetz) during the term of this authorization shall apply towards the above-mentioned 10 % limit. Moreover, those stocks shall be applied towards this limit which were or are to be issued in satisfaction of bonds with conversion rights or attached warrants or which are obligatory conversion rights if the bond was issued during the term of this authorization subject to exclusion of the subscription rights under analogous application of § 186 (3) sentence 4 of the German Stock Corporation Act (Aktiengesetz). Subject to consent of the Supervisory Board, the Board of Management shall decide on the content of the stock rights and further conditions of the stock issuance including the issue price.

(4)	The capital stock is conditionally increased by an additional €186,880,000, divided into no more than 73,000,000 bearer shares (Contingent Capital). The increase shall be implemented only to the extent that holders of subscription or conversion rights based on such warrant bonds or convertible bonds as may be issued or guaranteed – under the authorization granted to the Board of Management by the resolution of the Annual Stockholders’ Meeting on April 30, 2004 – by Bayer AG or by a Bayer Group company, as defined in Article 18 of the German Stock Corporation Act (Aktiengesetz), in which Bayer owns a direct or indirect interest of at least 90 percent, choose to exercise their subscription or conversion rights, or persons obligated to exercise such rights discharge that obligation. Such new shares shall be issued in accordance with the aforementioned authorization on the basis of the subscription or conversion price set and shall have profit participation rights beginning in the fiscal year in which they were issued as a result of the voluntary or obligatory exercise of subscription or conversion rights. The Board of Management is authorized, subject to the approval of the Supervisory

Board, to stipulate any additional details concerning the implementation of the conditional capital increase.

(5)	When the capital stock is increased, the manner in which the new shares participate in the profits may be different than that specified in Article 60 of the German Stock Corporation Act (Aktiengesetz).
Article 5 Shares
(1)	Stockholders shall not have the right to demand the issuance of share certificates.

(2)	The Board of Management shall have the right to decide on any issuance of share certificates and all the details thereof.
Section III
Constitution
A.	The Board of Management
Article 6 Composition, Rules of Procedure
(1)	The Board of Management shall consist of at least two members. The number of members of the Board of Management shall otherwise be determined by the Supervisory Board. The Supervisory Board may appoint one member of the Board of Management to be Chairman of the Board of Management and one member of the Board of Management to be Vice Chairman of the Board of Management.

(2)	The Board of Management may, by unanimous resolution, decide on its own Rules of Procedure if these have not been issued for the Board of Management by the Supervisory Board.
Article 7 Power of Representation
The Company shall be legally represented by two members of the Board of Management or by one member of the Board of Management together with one authorized signatory with full power of representation (Prokurist).

B.	The Supervisory Board
Article 8 Composition, Election, Term of Office
(1)	The Supervisory Board shall consist of 20 members. Ten members shall be elected by the Annual Stockholders’ Meeting in accordance with the provisions of the German Stock Corporation Act (Aktiengesetz), and ten by the employees in accordance with the provisions of the Codetermination Act (Mitbestimmungsgesetz) of May 4, 1976.

(2)	The members of the Supervisory Board shall be elected for a term extending to the end of the Annual Stockholders’ Meeting which resolves on the ratification of the actions of the Supervisory Board undertaken in the fourth fiscal year after its election. For this purpose, the fiscal year in which the term of office begins shall not be counted.

(3)	The Annual Stockholders’ Meeting may, at the same time as it elects the members of the Supervisory Board, elect one or more substitute members. The substitute members shall replace members who have ceased to be members of the Supervisory Board, for the remainder of their terms of office. The election of substitute members for the employee representatives on the Supervisory Board shall take place in accordance with the provisions of the Codetermination Act.

(4)	If a member of the Supervisory Board elected by the Annual Stockholders’ Meeting ceases to be a member of the Supervisory Board before the end of his or her term of office and if no elected substitute member is available, an election shall be held to determine a successor. Such successor shall be a member for the remainder of the term of office of the member who has left the Supervisory Board prematurely unless he or she is specifically elected for a shorter term.

(5)	Members of the Supervisory Board may resign at any time by giving notice in writing to the Chairman of the Supervisory Board or to the Board of Management, subject to two weeks’ notice. Dismissal of a member of the Supervisory Board elected by the stockholders shall require a majority of at least three quarters of votes cast.

Article 9 Chairman and Vice Chairman
(1)	The Supervisory Board shall elect a Chairman and a Vice Chairman from among its members. The election shall take place in accordance with the provisions of the Codetermination Act.

(2)	Unless a shorter term of office is determined at the time of their election, the Chairman and Vice Chairman of the Supervisory Board shall be elected as Chairman and Vice Chairman respectively for the duration of their membership of the Supervisory Board. This election shall take place at a meeting which, without having to be separately convened, shall take place immediately after the Annual Stockholders’ Meeting during which elections to the Supervisory Board were held.

(3)	If the Chairman or the Vice Chairman of the Supervisory Board ceases to be a member before expiry of his or her term of office, the Supervisory Board shall elect a successor at its next meeting. If the Chairman of the Supervisory Board ceases to be a member, such meeting shall be convened by the Vice Chairman.

(4)	The Vice Chairman shall only acquire the rights and obligations of the Chairman if the latter is unable to attend and if those rights and obligations are, in this event, explicitly assigned to the Vice Chairman by law or under these Articles of Incorporation.
Article 10 Convening of Meetings and Passing of Resolutions
(1)	The Chairman of the Supervisory Board shall convene and chair the meetings of the Supervisory Board. The Supervisory Board shall meet twice per calendar half-year. It shall also meet if required by law or if deemed appropriate for business reasons.

(2)	The members of the Board of Management may attend meetings of the Supervisory Board unless the Chairman of the Supervisory Board determines otherwise.

(3)	The Supervisory Board shall constitute a quorum if at least one half of the number of members of which it is required to consist participate in voting. A member also participates in the passing of the resolution if he abstains from voting. Absent members of the Supervisory Board may participate in the passing of a resolution if they arrange for written votes to be cast by other members of the Supervisory Board. A vote sent by fax or by another commonly used means of communication shall also be deemed to be a written vote.

(4)	If, at a meeting of the Supervisory Board, the number of stockholder representatives and the number of employee representatives who participate in voting are not equal, a revote shall be taken if so requested by two members of the Supervisory Board. Such revote shall be taken at the next regular meeting, unless a special meeting of the Supervisory Board is convened. Thereafter, no further revote shall be permitted to take place at the request of only a minority of the members.

(5)	At the instigation of the Chairman, the Supervisory Board may also pass resolutions by casting votes verbally, by telephone, in writing, by fax, or via another common communication medium. Such resolutions shall be confirmed in writing by the Chairman and recorded in the minutes of the next meeting.

(6)	Resolutions of the Supervisory Board shall be passed by a majority of the votes cast, except where otherwise provided by law. In case of a tie, the Chairman of the Supervisory Board shall have the casting vote, if the stalemate continues after a second voting on the same subject matter.

(7)	Minutes of the deliberations and resolutions of the Supervisory Board are to be recorded and filed. They must be signed by the Chairman.

(8)	Declarations of intent by the Supervisory Board and its committees shall be made by the Chairman on behalf of the Supervisory Board. The Chairman, but not the other members, shall be authorized to receive declarations on behalf of the Supervisory Board.

(9)	The Supervisory Board may resolve amendments to these Articles of Incorporation which relate solely to their wording.
Article 11 Rules of Procedure and Committees
(1)	The Supervisory Board shall decide on its own Rules of Procedure.

(2)	In addition to the committee pursuant to Article 27 paragraph 3 of the Codetermination Act, the Supervisory Board may establish other committees and appoint members of the Supervisory Board to such committees. Decision-making powers may be assigned to the committees as permitted by law.

(3)	The rules set out under Article 10 shall apply similarly to the committees. The committee may elect a Chairman from among its members if one has not been appointed by the Supervisory Board. If a committee vote is a tie and a second vote on the same resolution again produces a tie, the Chairman of the committee shall have a second vote. The Supervisory Board may regulate the activities of the committees in its Rules of Procedure.
Article 12 Remuneration of the Supervisory Board
(1)	Apart from reimbursement of his or her expenses, each member of the Supervisory Board shall receive a fixed annual remuneration in the amount of €60,000 and a variable annual remuneration. The variable annual remuneration shall be €2,000 for every €50,000,000 or part thereof by which the gross cash flow as reported in the consolidated group financial statements of the recent fiscal year exceeds €3,100,000,000, provided that the variable annual remuneration in total may not exceed €30,000.

(2)	The Chairman shall receive three times the amount stated in para. 1, the Vice Chairman shall receive one-and-a-half times the amount stated in para 1. Members of the Supervisory Board who also are members of a committee shall receive an additional quarter of the amount stated in para. 1. Members of the Supervisory Board who also are members of a committee shall receive an additional quarter of the amount stated in para. 1. A member of the Supervisory Board, however, shall not receive in total an annual remuneration exceeding three times the aggregate annual amount stated in para 1.

(3)	Supervisory Board members who have been members of the Supervisory Board or of one of its committees or who have chaired one of its committees for only a part of the fiscal year shall receive a lower remuneration on a pro rata basis.

(4)	The Company shall reimburse to the Supervisory Board members the expenses incurred through the exercise of their office, including any turn-

over tax (value added tax) payable based on their remuneration and on the reimbursement of their expenses.

(5)	The Company may purchase liability insurance for the members of the Supervisory Board to cover their legal liability arising from their activities as members of the Supervisory Board.
C.	The Annual Stockholders’ Meeting
Article 13 Place of the Annual Stockholders’ Meeting
The Annual Stockholders’ Meeting shall be held at the Company’s registered office or in a German city with over 100,000 inhabitants.
Article 14 Notice of the Annual Stockholders’ Meeting
Insofar as no other persons are legally authorized to do so, the notice of the Annual Stockholders shall be given by the Board of Management. Notice shall be published in the electronic Gazette of the Federal Republic of Germany (elektronischer Bundesanzeiger) at least thirty days before the latest day for the end of which the stockholders have to register before the meeting. In calculating the deadline, the day at the end of which the stockholders must register before the meeting shall not be counted.
Article 15 Right of Attendance
(1)	Only those stockholders are entitled to attend the Annual Stockholders Meeting and to exercise voting rights who at latest upon the end of the seventh day before the day of the Annual Stockholders Meeting register in text form in either the German or English language.

(2)	Further, stockholders are required to provide evidence of their entitlement to attend the Annual Stockholders Meeting and to vote. This requires certification in text form showing ownership of stock to be issued by the depositary bank or financial service institution. Certification must be either in the German or English language and refer to the start of the twenty-first day before the day of the Annual Stockholders Meeting.

(3)	If the proxies appointed by the Company are authorized to exercise voting rights, the necessary power of attorney may be granted in writing, by facsimile, or electronic means, in a manner to be specified by the Company on each occasion. The details relating to the granting of such powers of attorney shall appear in the publications used by the Company for its notices together with the Notice of the Annual Stockholders’ Meeting.
Article 16 Conduct of the Annual Stockholders’ Meeting
(1)	The Annual Stockholders’ Meeting shall be chaired by the Chairman of the Supervisory Board or, if the Chairman is unable to attend, by another member representing the stockholders, to be nominated by the Chairman. In the event that neither the Chairman nor a member of the Supervisory Board designated by him chairs the Meeting, the stockholder representatives in attendance shall elect a Chairman for the Meeting by a simple majority of the votes cast.

(2)	The Chairman of the Annual Stockholders’ Meeting shall preside over the discussions and shall determine the sequence of items for deliberation and the nature and form of voting. The result of the vote may also be ascertained by deducting the number of yes or no votes and abstentions from the total number of votes held by those entitled to vote.

(3)	The chairman is entitled to set reasonable time limits on the right of the stockholders to speak and pose questions. In particular, he may at the beginning or during the Stockholders’ Meeting set reasonable time frames for the course of the Stockholders’ Meeting, for the comments on the specific agenda items, or for the specific questions and speeches.

(4)	The Stockholders’ Meeting may be transmitted in whole or in parts in sound and vision. The details of the transmission in sound and vision shall be published together with the convening of the Stockholders’ Meeting in the Legal Gazette of the Company.

Article 17 Resolutions
(1)	Each share carries the right to one vote at the Annual Stockholders’ Meeting.

(2)	Unless otherwise provided by these Articles of Incorporation or by law, resolutions of the Annual Stockholders’ Meeting shall be passed by a simple majority of the votes cast and, where a capital majority is required in addition, by a simple majority of the capital stock represented when the vote is taken.
Section IV
Annual Financial Statements and Distribution of the Profit
Article 18 Annual Financial Statements
(1)	The Board of Management shall prepare the annual financial statements and management report of Bayer AG, along with the annual financial statements and management report of the Bayer Group, for the preceding fiscal year within the statutory deadline and shall submit them immediately after their preparation to the Supervisory Board and to the auditors. The Board of Management shall at the same time submit to the Supervisory Board a proposal for distribution of the balance sheet profit.

(2)	The annual financial statements of Bayer AG and those of the Bayer Group shall be prepared in accordance with the statutory provisions and accepted accounting principles.

(3)	The Board of Management and the Supervisory Board shall be authorized, when confirming the annual financial statements, to allocate the net income remaining after deduction of the amounts to be allocated to the statutory reserve, plus any loss carryforward, in part or in full to “other retained earnings”. The allocation of an amount greater than one half of the net income for the year shall not be permissible if as a result of such transfer the “other retained earnings” would exceed one half of the capital stock.

Article 19 Distribution of the Balance Sheet Profit
(1)	The Annual Stockholders’ Meeting shall resolve annually, during the first eight months of the fiscal year, on the ratification of the actions of the members of the Board of Management and the Supervisory Board, the distribution of the balance sheet profit and the appointment of auditors (Annual Stockholders’ Meeting).

(2)	The balance sheet profit shall be distributed equally among the stockholders, unless the Annual Stockholders’ Meeting resolves to use it in some other manner.

(3)	The Stockholders’ Meeting may decide to distribute the balance sheet profit partly or in total to the stockholders by way of distribution in kind.